Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statement Nos. 333-231624, 333-231625, 333-231626, and 333-233252 on Form S-8 of Kontoor Brands, Inc. of our report dated May 28, 2025, relating to the financial statements of CTC Triangle B.V. and subsidiaries including HH-ALI PTE. Ltd., which appears in this Current Report on Form 8-K/A.

/s/ Deloitte AS
Oslo, Norway
August 14, 2025